EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No.’s 333-191116, 333-103229, 333-96957 and 333-98319 on Form S-8 of Plumas Bancorp of our report dated June 27, 2013 relating to the statement of net assets available for benefits of the Plumas Bank 401(k) Profit Sharing Plan (the “Plan”) as of December 31, 2012 and the related statement of changes in net assets available for benefits for the year then ended appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2013.

/s/ Crowe Horwath LLP

Sacramento, California

June 23, 2014